Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: August 2, 2021

Boise Cascade Company Reports Second Quarter 2021 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $302.6 million, or $7.62 per share, on sales of $2.4 billion for the second quarter ended June 30, 2021, compared with net income of $33.6 million, or $0.85 per share, on sales of $1.2 billion for the second quarter ended June 30, 2020.

“Our associates in both businesses performed with focus and dedication to capitalize on the strength in residential construction, delivering exceptional results while supporting our customers and supplier partners. Additionally, as a tribute to our associates’ commitment to safety, I’m proud to report we completed one of our safest quarters on record,” stated Nate Jorgensen, CEO. “As we look to the third quarter, the downward commodity pricing trends experienced in recent weeks have created a challenging environment, and we are focused on mitigating their impact without sacrificing customer service. The strength of our current balance sheet position allows us to remain focused on executing our strategy, including future organic and acquisition growth opportunities.”

Second Quarter 2021 Highlights

	2Q 2021	2Q 2020	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$2,443,161	$1,242,760	97%
Net income	302,556	33,586	801%
Net income per common share - diluted	7.62	0.85	796%
Adjusted EBITDA [1]	430,323	71,776	500%
Segment Results
Wood Products sales	$594,569	$281,505	111%
Wood Products income	213,761	17,074	1,152%
Wood Products EBITDA [1]	227,889	31,005	635%
Building Materials Distribution sales	2,172,744	1,134,260	92%
Building Materials Distribution income	206,338	43,210	378%
Building Materials Distribution EBITDA [1]	212,255	48,794	335%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

As both a manufacturer and a distributor, our second quarter 2021 financial results were favorably impacted by higher commodity wood products pricing compared to pricing in the same period last year, driven by continued robust construction activity during second quarter 2021. While not subject to the significant price fluctuations of commodity products, demand also exceeded supply for many of the general line and engineered wood products (EWP) distributed by Building Materials Distribution (BMD). Lumber pricing peaked in May 2021, then dropped sharply driven by declining repair and remodel and "do-it-yourself" activity, causing hesitancy in the marketplace because of expectations for potential price erosion. With COVID-19 vaccines and easing pandemic restrictions, people are spending less time at home on home improvement projects, resulting in reduced demand from our home center customers.

In the second quarter 2021, total U.S. housing starts increased 43% compared to the same period in 2020. Single-family housing starts, the primary driver of our sales volumes, also increased 42%. On a year-to-date basis through June 2021, total and single-family housing starts increased 25% and 30%, respectively, compared with the same period in 2020.

Wood Products

    Wood Products' sales, including sales to BMD, increased $313.1 million, or 111%, to $594.6 million for the three months ended June 30, 2021, from $281.5 million for the three months ended June 30, 2020. The increase in sales was driven primarily by higher plywood prices, as plywood demand in the second quarter outpaced industry production levels, driving the favorable pricing. Higher sales volumes and net sales prices for I-joists and LVL (collectively referred to as EWP) also increased compared to the prior period. In addition, improved lumber sales prices and plywood sales volumes contributed to the increase in sales. Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2021 vs. 2Q 2020	2Q 2021 vs. 1Q 2021

Average Net Selling Prices
LVL	7%	3%
I-joists	8%	3%
Plywood	206%	58%
Sales Volumes
LVL	22%	8%
I-joists	53%	6%
Plywood	8%	11%

Wood Products' segment income increased $196.7 million to $213.8 million for the three months ended June 30, 2021, from $17.1 million for the three months ended June 30, 2020. The increase in segment income was due primarily to higher plywood, EWP, and lumber sales prices, as well as higher EWP sales volumes. These improvements were offset partially by higher wood fiber costs, as well as increased selling and distribution expenses of $1.3 million.

Building Materials Distribution

    BMD's sales increased $1,038.5 million, or 92%, to $2,172.7 million for the three months ended June 30, 2021, from $1,134.3 million for the three months ended June 30, 2020. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and volume increases of 83% and 9%, respectively. By product line, commodity sales increased 167%, general line product sales increased 26%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 52%.

BMD segment income increased $163.1 million to $206.3 million for the three months ended June 30, 2021, from $43.2 million in the comparative prior year quarter. The improvement in segment income was driven by a gross margin increase of $187.9 million, resulting from improved sales volumes and gross margins on substantially all product lines, particularly commodity products, compared with second quarter 2020. The margin improvement was offset partially by increased selling and distribution expenses of $25.9 million.

Unallocated Corporate Costs

Unallocated corporate expenses increased $1.8 million to $10.3 million for the three months ended June 30, 2021, from $8.5 million for the same period in the prior year. As part of our self-insured risk retention program, corporate absorbed approximately $3.4 million of estimated insurance losses resulting from a fire at our BMD Phoenix location. These losses were offset partially by lower incentive compensation driven by the departure of an officer and related forfeiture of accrued incentive compensation.

Balance Sheet and Liquidity

    Boise Cascade ended second quarter 2021 with $653.8 million of cash and cash equivalents and $345.3 million of undrawn committed bank line availability, for total available liquidity of $999.1 million. The Company had $444.2 million of outstanding debt at June 30, 2021.

We expect capital expenditures in 2021 to total approximately $90 million to $100 million. Included in our capital spending range is the completion of a log utilization center project at our Florien plywood and veneer plant, a new door assembly operation in Houston, and expansion of our distribution capabilities in the Nashville market. This level of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On June 28, 2021, our board of directors declared a supplemental dividend of $2.00 per share on our common stock, payable on July 30, 2021, to stockholders of record on July 15, 2021. At June 30, 2021, we accrued $78.7 million in "Dividends payable" on our Consolidated Balance Sheets, representing our supplemental dividend declaration. On July 29, 2021, our board of directors declared a quarterly dividend of $0.10 per share on our common stock, payable on September 15, 2021, to stockholders of record on September 1, 2021.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual obligations, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    In recent months, the effects of the COVID-19 vaccine and COVID-19 safety protocols have resulted in fewer pandemic-related disruptions to both our manufacturing and distribution locations. Although many restrictions related to COVID-19 have been lightened, we continue to conduct business with certain modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments, including the impact of COVID-19 variants, and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

Economic uncertainty due to the pandemic continues. However, low mortgage rates, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, particularly single-family housing starts, which we expect to continue in 2021 and into next year. As of July 2021, the Blue Chip Economic Indicators consensus forecast for 2021 and 2022 single- and multi-family housing starts in the U.S. were 1.60 million and 1.58 million units, respectively, compared with actual housing starts of 1.38 million in 2020, as reported by the U.S. Census Bureau. Although we believe that current U.S. demographics support the higher level of forecasted housing starts, and many national home builders are reporting strong near-term backlogs, labor shortages and supply induced constraints on residential construction activity may continue to extend build times and limit activity. In addition, while the age of the U.S. housing stock and limited home inventory availability will continue to provide a favorable backdrop for repair and remodel spending, we expect the recent decline in home improvement demand to continue near-term as travel restrictions are rescinded and pent-up demand for leisure spending occurs.

As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices. Lumber pricing was very volatile during second quarter 2021, with rapidly rising prices in April and most of May followed by sharp price declines during the remainder of the quarter. Our BMD segment purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Current composite panel and lumber prices have declined by approximately 53% and 48% from levels at the end of second quarter 2021. Future commodity product pricing and commodity input costs could be volatile in response to capacity restoration and industry operating rates, the impact of COVID-19 on residential construction, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss second quarter earnings on Tuesday, August 3, 2021, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 6669007 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Tuesday, August 3, 2021, at 2 p.m. Eastern through Tuesday, August 10, 2021, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 6669007. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020

Sales	$2,443,161	$1,242,760	$1,821,316	$4,264,477	$2,413,294

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,864,523	1,048,902	1,450,434	3,314,957	2,041,172
Depreciation and amortization	20,420	19,899	19,539	39,959	55,231
Selling and distribution expenses	130,736	103,566	120,917	251,653	203,029
General and administrative expenses	17,988	18,755	25,262	43,250	34,839
Loss on curtailment of facility	—	38	—	—	1,707
Other (income) expense, net	(281)	(170)	(97)	(378)	(1)
	2,033,386	1,190,990	1,616,055	3,649,441	2,335,977

Income from operations	409,775	51,770	205,261	615,036	77,317

Foreign currency exchange gain (loss)	147	409	154	301	(464)
Pension expense (excluding service costs)	(19)	(302)	(19)	(38)	(689)
Interest expense	(6,347)	(6,633)	(5,875)	(12,222)	(13,054)
Interest income	51	190	59	110	845
Change in fair value of interest rate swaps	(25)	(514)	1,024	999	(2,828)
	(6,193)	(6,850)	(4,657)	(10,850)	(16,190)

Income before income taxes	403,582	44,920	200,604	604,186	61,127
Income tax provision	(101,026)	(11,334)	(51,448)	(152,474)	(15,341)
Net income	$302,556	$33,586	$149,156	$451,712	$45,786

Weighted average common shares outstanding:
Basic	39,442	39,312	39,355	39,399	39,238
Diluted	39,688	39,387	39,630	39,633	39,381

Net income per common share:
Basic	$7.67	$0.85	$3.79	$11.47	$1.17
Diluted	$7.62	$0.85	$3.76	$11.40	$1.16

Dividends declared per common share	$2.10	$0.10	$0.10	$2.20	$0.20

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020

Segment sales	$594,569	$281,505	$432,335	$1,026,904	$601,566

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	353,916	239,626	308,608	662,524	513,660
Depreciation and amortization	14,128	13,931	13,346	27,474	43,534
Selling and distribution expenses	8,835	7,552	8,999	17,834	15,536
General and administrative expenses	3,872	3,451	4,319	8,191	6,463
Loss on curtailment of facility	—	38	—	—	1,707
Other (income) expense, net	57	(167)	11	68	(171)
	380,808	264,431	335,283	716,091	580,729

Segment income	$213,761	$17,074	$97,052	$310,813	$20,837

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	59.5%	85.1%	71.4%	64.5%	85.4%
Depreciation and amortization	2.4%	4.9%	3.1%	2.7%	7.2%
Selling and distribution expenses	1.5%	2.7%	2.1%	1.7%	2.6%
General and administrative expenses	0.7%	1.2%	1.0%	0.8%	1.1%
Loss on curtailment of facility	—%	—%	—%	—%	0.3%
Other (income) expense, net	—%	(0.1%)	—%	—%	—%
	64.0%	93.9%	77.6%	69.7%	96.5%

Segment income	36.0%	6.1%	22.4%	30.3%	3.5%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020

Segment sales	$2,172,744	$1,134,260	$1,634,777	$3,807,521	$2,184,257

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,832,929	982,385	1,387,351	3,220,280	1,900,226
Depreciation and amortization	5,917	5,584	5,819	11,736	10,928
Selling and distribution expenses	121,901	95,958	111,920	233,821	187,381
General and administrative expenses	7,230	7,206	9,581	16,811	13,341
Other (income) expense, net	(1,571)	(83)	(113)	(1,684)	(131)
	1,966,406	1,091,050	1,514,558	3,480,964	2,111,745

Segment income	$206,338	$43,210	$120,219	$326,557	$72,512

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.4%	86.6%	84.9%	84.6%	87.0%
Depreciation and amortization	0.3%	0.5%	0.4%	0.3%	0.5%
Selling and distribution expenses	5.6%	8.5%	6.8%	6.1%	8.6%
General and administrative expenses	0.3%	0.6%	0.6%	0.4%	0.6%
Other (income) expense, net	(0.1)%	—%	—%	—%	—%
	90.5%	96.2%	92.6%	91.4%	96.7%

Segment income	9.5%	3.8%	7.4%	8.6%	3.3%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020
Segment sales
Wood Products	$594,569	$281,505	$432,335	$1,026,904	$601,566
Building Materials Distribution	2,172,744	1,134,260	1,634,777	3,807,521	2,184,257
Intersegment eliminations	(324,152)	(173,005)	(245,796)	(569,948)	(372,529)
Total net sales	$2,443,161	$1,242,760	$1,821,316	$4,264,477	$2,413,294

Segment income
Wood Products	$213,761	$17,074	$97,052	$310,813	$20,837
Building Materials Distribution	206,338	43,210	120,219	326,557	72,512
Total segment income	420,099	60,284	217,271	637,370	93,349
Unallocated corporate costs	(10,324)	(8,514)	(12,010)	(22,334)	(16,032)
Income from operations	$409,775	$51,770	$205,261	$615,036	$77,317

Segment EBITDA (a)
Wood Products	$227,889	$31,005	$110,398	$338,287	$64,371
Building Materials Distribution	212,255	48,794	126,038	338,293	83,440

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2021	December 31, 2020

ASSETS

Current
Cash and cash equivalents	$653,767	$405,382
Receivables
Trade, less allowances of $2,513 and $1,111	592,953	375,865
Related parties	412	201
Other	16,785	15,067
Inventories	727,205	503,480
Prepaid expenses and other	16,308	8,860
Total current assets	2,007,430	1,308,855

Property and equipment, net	457,291	461,456
Operating lease right-of-use assets	57,650	62,447
Finance lease right-of-use assets	28,146	29,523
Timber deposits	7,469	11,761
Goodwill	60,382	60,382
Intangible assets, net	15,962	16,574
Deferred income taxes	7,261	7,460
Other assets	5,849	7,260
Total assets	$2,647,440	$1,965,718

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	June 30, 2021	December 31, 2020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$507,237	$307,653
Related parties	2,811	1,199
Accrued liabilities
Compensation and benefits	116,596	118,400
Income taxes payable	15,460	8,101
Interest payable	9,879	8,477
Dividends payable	78,662	—
Other	123,612	80,172
Total current liabilities	854,257	524,002

Debt
Long-term debt	444,210	443,792

Other
Compensation and benefits	28,312	25,951
Operating lease liabilities, net of current portion	50,967	56,001
Finance lease liabilities, net of current portion	30,661	31,607
Deferred income taxes	7,378	18,263
Other long-term liabilities	15,945	15,303
	133,263	147,125

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,698 and 44,568 shares issued, respectively	447	446
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	538,841	538,006
Accumulated other comprehensive loss	(1,085)	(1,078)
Retained earnings	816,416	452,334
Total stockholders' equity	1,215,710	850,799
Total liabilities and stockholders' equity	$2,647,440	$1,965,718

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30
	2021	2020
Cash provided by (used for) operations
Net income	$451,712	$45,786
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	40,826	56,295
Stock-based compensation	3,503	3,345
Pension expense	38	1,023
Deferred income taxes	(10,481)	(1,501)
Change in fair value of interest rate swaps	(999)	2,828
Loss on curtailment of facility (excluding severance)	—	1,476
Other	1,017	164
Decrease (increase) in working capital
Receivables	(219,112)	(129,532)
Inventories	(225,006)	41,102
Prepaid expenses and other	(7,448)	(6,989)
Accounts payable and accrued liabilities	248,139	95,505
Pension contributions	(153)	(1,062)
Income taxes payable	7,253	8,616
Other	1,890	1,220
Net cash provided by operations	291,179	118,276

Cash provided by (used for) investment
Expenditures for property and equipment	(31,502)	(28,849)
Proceeds from sales of assets and other	500	406
Net cash used for investment	(31,002)	(28,443)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	28,000	—
Payments of long-term debt, including revolving credit facility	(28,000)	—
Dividends paid on common stock	(8,373)	(8,562)
Tax withholding payments on stock-based awards	(2,729)	(3,309)
Other	(690)	(1,763)
Net cash used for financing	(11,792)	(13,634)

Net increase in cash and cash equivalents	248,385	76,199

Balance at beginning of the period	405,382	285,237

Balance at end of the period	$653,767	$361,436

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2020 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2021 and 2020, and March 31, 2021, and the six months ended June 30, 2021 and 2020:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020
	(in thousands)
Net income	$302,556	$33,586	$149,156	$451,712	$45,786
Interest expense	6,347	6,633	5,875	12,222	13,054
Interest income	(51)	(190)	(59)	(110)	(845)
Income tax provision	101,026	11,334	51,448	152,474	15,341
Depreciation and amortization	20,420	19,899	19,539	39,959	55,231
EBITDA	430,298	71,262	225,959	656,257	128,567
Change in fair value of interest rate swaps	25	514	(1,024)	(999)	2,828
Adjusted EBITDA	$430,323	$71,776	$224,935	$655,258	$131,395

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2021 and 2020, and March 31, 2021, and the six months ended June 30, 2021 and 2020:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2021	June 30
	2021	2020		2021	2020
	(in thousands)
Wood Products
Segment income	$213,761	$17,074	$97,052	$310,813	$20,837
Depreciation and amortization	14,128	13,931	13,346	27,474	43,534
EBITDA	$227,889	$31,005	$110,398	$338,287	$64,371

Building Materials Distribution
Segment income	$206,338	$43,210	$120,219	$326,557	$72,512
Depreciation and amortization	5,917	5,584	5,819	11,736	10,928
EBITDA	$212,255	$48,794	$126,038	$338,293	$83,440

Corporate
Unallocated corporate costs	$(10,324)	$(8,514)	$(12,010)	$(22,334)	$(16,032)
Foreign currency exchange gain (loss)	147	409	154	301	(464)
Pension expense (excluding service costs)	(19)	(302)	(19)	(38)	(689)
Change in fair value of interest rate swaps	(25)	(514)	1,024	999	(2,828)
Depreciation and amortization	375	384	374	749	769
EBITDA	(9,846)	(8,537)	(10,477)	(20,323)	(19,244)
Change in fair value of interest rate swaps	25	514	(1,024)	(999)	2,828
Corporate adjusted EBITDA	$(9,821)	$(8,023)	$(11,501)	$(21,322)	$(16,416)

Total Company adjusted EBITDA	$430,323	$71,776	$224,935	$655,258	$131,395